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                                                                  EXHIBIT 10.10


                AGREEMENT ON RETIREMENT AND RELOCATION BENEFITS


       THIS AGREEMENT, entered into on March 31, 1994, between LYDELL L. CHRISTENSEN (the "Officer") and AIRTOUCH COMMUNICATIONS, a California corporation (the "Company"),


                              W I T N E S S E T H:


       Whereas the Officer serves as the Company's Executive Vice President and Chief Financial Officer; and

       Whereas the Officer has agreed to defer his retirement in order to provide continuity in the Company's senior management team following the distribution of the Company's common stock to the shareholders of Pacific Telesis Group; and

       Whereas the Company has agreed to provide certain enhanced retirement and relocation benefits to the Officer:


       N o w,  T h e r e f o r e,  the parties agree as follows:


       1.      Effective Date.

       This Agreement shall be effective as of April 1, 1994.

       2.      Enhanced Executive Pension.

       If the Officer's employment with the Company terminates before October 1, 1997, the Officer's Executive Pension under the AirTouch Communications Supplemental Executive Pension Plan, as amended from time to time (the "SEPP"), payable as an individual-life annuity, shall be equal to the greater of:

               (a) The amount calculated pursuant to the provisions of the SEPP; or

               (b)      The floor amount calculated pursuant to Section 3 below.


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If the Officer's employment with the Company terminates on or after October 1,
1997, the SEPP shall apply without regard to this Agreement.

       3.      Floor Amount of Executive Pension.

       (a) Officer Retires Before October 1, 1995. If the Officer's employment with the Company terminates before October 1, 1995, the floor amount of the Officer's Executive Pension under the SEPP shall be equal to 25% of his Final Average Pay reduced by .833 percentage points for each month by which the termination precedes October 1, 1995.

       (b) Officer Retires on or After October 1, 1995. If the Officer's employment with the Company terminates on or after October 1, 1995, but before October 1, 1997, then the floor amount of the Officer's Executive Pension under the SEPP shall be equal to 45% of his Final Average Pay reduced by .375 percentage points for each month by which the termination precedes October 1, 1997.

       (c) Reduction for Other Benefits. The floor amount determined under Subsections (a) or (b) above shall be reduced by the sum of the Officer's Qualified Pension Benefit (as defined in the SEPP) and the Officer's Account Benefit (as defined in the SEPP).

       (d) Final Average Pay. The term "Final Average Pay" shall mean the sum of Final Average Base Pay (as defined in the SEPP) and Final Average STIP Award (as defined in the SEPP).

       4.      Payment of Executive Pension.

       Regardless of whether the Officer's Executive Pension is enhanced under this Agreement, it shall be subject to all provisions of the SEPP, including (without limitation) the provisions relating to the form and time of payment and the reduction of benefit amounts to reflect forms of payment other than an individual-life annuity.

       5.      Home Sale.

       If the Officer elects to sell his principal residence in San Francisco before the termination of his employment with the Company or within 12 months after such termination, then the


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Home Sale section of the Company's Employee Relocation Plan shall apply to the sale of such residence. A copy of such Plan is attached to this Agreement and incorporated herein by this reference.

       6.      Moving Expenses.

       If the Officer elects to move to another location in the United States within 12 months after the termination of his employment with the Company, then the Company will provide the following relocation benefits to the Officer:

       (a) Household Moving Expenses. The Company shall pay for moving services for the Officer's household and personal property from his San Francisco residence to his new residence in accordance with its Employee Relocation Plan.

       (b) Travel Expenses. The Company shall pay the transportation and living expenses of the Officer and his immediate family in connection with travel from his San Francisco residence to his new residence in accordance with its Employee Relocation Plan.

       7.      Construction and Enforcement.

       (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

       (b) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except their choice-of-law provisions).

       (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

       8.      Miscellaneous Provisions.

       (a) Plan Amendments. This Agreement shall not limit the Company's right to modify its benefit and relocation programs at


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any time; provided that no modification shall reduce the benefits described in this Agreement.

       (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement may be amended only in a written document signed by the Officer and an authorized officer of the Company.

       (c) Benefits Unfunded and Unsecured. Neither the Officer nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company. The Officer shall have no rights under this Agreement other than those of a general creditor of the Company.

       (d) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (d) shall be void.

       (e) Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.


       IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                          AIRTOUCH COMMUNICATIONS



                                          By: /s/ Sam Ginn
                                              ----------------------------
/s/   Lydell L. Christensen               Title: Chairman & Chief
    --------------------------                   Executive Officer
      Lydell L. Christensen                      -------------------------

Date: March 31, 1994                      Date: March 31, 1994
      ------------------------                  --------------------------


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